Exhibit 23.1

KPMG LLP

Suite 2000

303 Peachtree Street, N.E.

Atlanta, GA 30308-3210

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 3, 2023, with respect to the consolidated financial statements of Norfolk Southern Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia

December 20, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.